SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549




                                    FORM 8-K



                                 Current Report


                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934



          Date of Report (date of earliest event reported) July 7, 1997


                       ADELPHIA COMMUNICATIONS CORPORATION
             (Exact name of registrant as specified in its charter)




     Delaware                     0-16014                23-2417713
 (State or other           (Commission File Number)     (IRS Employer
 jurisdiction of                                     Identification No.)
  incorporation)



   Main at Water Street -  Coudersport,  PA     16915-1141
(Address of principal executive offices)        (Zip Code)



        Registrant's telephone number, including area code (814) 274-9830





Item 5.  Other Events

(a) On July 7, 1997 Adelphia Communications Corporation ("Adelphia") announced that it has sold $150,000,000 in 10-1/2% Senior Notes due 2004 to institutional investors in reliance on Rule 144A and 13% Cumulative Exchangeable Preferred Stock with an aggregate liquidation preference of $150,000,000 to institutional investors in reliance on Rule 144A and to an affiliate of the family of John Rigas, Chairman of Adelphia. The non-interest terms of the 10-1/2% Senior Notes due 2004 will be similar to those of its existing publicly held senior debt.

Adelphia also announced that it has sold perpetual Convertible Preferred Stock with an aggregate liquidation preference of $100,000,000 in a private placement to the Rigas family affiliate and Telesat Cablevision, Inc. ("Telesat"), a wholly owned subsidiary of FPL Group, Inc., a New York Stock Exchange company. The Convertible Preferred Stock will accrue dividends at the rate of 8-1/8% of the liquidation preference per annum, and will be convertible at $8.48 per share into an aggregate of 11,792,450 shares of Class A Common Stock of Adelphia. The Convertible Preferred Stock is redeemable at the option of Adelphia after three years from the date of issuance at a premium declining to par. The closing of the offerings of 10-1/2% Senior Notes due 2004 and 13% Cumulative Exchangeable Preferred Stock were both conditioned on the completion of the sale of the Convertible Preferred Stock.

The press release announcing these matters is incorporated herein by reference and attached hereto as Exhibit 99.01.

(b) On June 20, 1997, Adelphia acquired cable systems from Booth Communications Company serving 25,800 subscribers in the Virginia cities of Blacksburg and Salem. These systems were acquired for an aggregate purchase price of $54,500,000 comprised of 3,571,428 million shares of Adelphia's Class A Common Stock and $29,500,000 cash. The acquisition was accounted for under the purchase method of accounting.


Item 7.  Financial Statements and Exhibits


Exhibit 99.01 Press release issued July 7, 1997.



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                                            SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: July 11, 1997                         ADELPHIA COMMUNICATIONS CORPORATION

                                                     (Registrant)

                                            By:   /s/Timothy J. Rigas
                                            Timothy J. Rigas
                                            Executive Vice President, Treasurer
                                            and Chief Financial Officer


















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EXHIBIT INDEX

Exhibit No.       Description

99.01             Press release issued July 7, 1997.






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